Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MCBC Holdings, Inc. and subsidiaries
Vonore, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212812) and Form S-8 (No. 333-205825) of MCBC Holdings, Inc. of our report dated September 8, 2016, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Memphis, Tennessee
September 8, 2016